Exhibit No. 1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-16721) pertaining to the Respironics, Inc. Retirement Savings Plan of our report dated May 10, 2006, with respect to the financial statements and schedule of the Respironics, Inc. Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2005.
/s/ Ernst & Young LLP
June 22, 2006
Pittsburgh, Pennsylvania